Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

TOI Parent, Inc.

Cerritos, California

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated June 27, 2021, relating to the consolidated financial statements of TOI Parent, Inc., which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Costa Mesa, California

September 3, 2021